Exhibit 99.1

MEDIA CONTACT	Charles F. Avery, Jr.

TELEPHONE	(800) 458-2235

FOR IMMEDIATE RELEASE	August 6, 2014

FreightCar America, Inc. Reports Second Quarter 2014 Results

Highlights

•	Second quarter earnings per diluted share improves to $0.13

•	Second quarter revenue and net income of $139.7 million and $1.6 million, respectively

•	Deliveries of 1,635 units in the second quarter

•	Orders for 2,401 new railcars during the quarter, all non-coal cars

•	Backlog increases to 8,493 railcars valued at $706 million, compared to 2,065 units a year ago

Chicago, IL, August 6, 2014 — FreightCar America, Inc. (NASDAQ: RAIL) today reported results for the second quarter ended June 30, 2014, with revenues of $139.7 million and net income of $1.6 million, or $0.13 per diluted share. For the second quarter of 2013, the Company reported revenues of $47.1 million and a net loss of $3.4 million, or $(0.29) per diluted share. Revenues were $56.1 million with a net loss of $6.9 million, or $(0.58) per diluted share, in the first quarter of 2014.

“I am pleased with the progress we made in the second quarter,” said Joe McNeely, Chief Executive Officer. “Deliveries, revenue and net income were at their highest levels since the third quarter of 2012. In addition, our manufacturing backlog is at its highest quarter-end level since 2006. Our backlog includes over 4,700 non-coal cars, which reflects the significant progress we have made in our product diversification strategy. We are well positioned to deliver the expected 7,000 cars for the full year of 2014 and the strong order activity during the second quarter will help to carry this momentum into 2015.”

The Company delivered 1,635 railcars in the second quarter of 2014, which included 510 new, 325 leased and 800 rebuilt railcars. This compares to 710 railcars delivered in the second quarter of 2013, including 160 new, 200 leased and 350 rebuilt railcars. There were 753 railcars delivered in the first quarter of 2014, of which 363 were new and 390 were rebuilt railcars. Total manufacturing backlog was 8,493 units at June 30, 2014, compared to 2,065 units at June 30, 2013 and 7,727 units at March 31, 2014. Non-coal cars comprised 4,745 units of the total backlog at June 30, 2014, compared to 927 units at June 30, 2013 and 2,889 units at March 31, 2014.

The Manufacturing segment had revenues of $128.8 million in the second quarter of 2014, compared to $37.1 million in the second quarter of 2013 and $48.0 million in the first quarter of 2014. The operating income for the Manufacturing segment was $7.4 million in the second quarter of 2014, compared to an operating loss of $1.0 million in the second quarter of 2013 and an operating loss of $5.0 million in the first quarter of 2014.

Revenues for the Services segment were $10.9 million in the second quarter of 2014, compared to $10.1 million in the second quarter of 2013 and $8.1 million in the first quarter of 2014. The Services segment operating income was $1.0 million in the second quarter of 2014, compared to operating income of $1.6 million in the second quarter of 2013 and an operating loss of $0.3 million in the first quarter of 2014.

Corporate costs were $6.0 million during the quarter ended June 30, 2014, compared to $6.2 million in both the second quarter of 2013 and the first quarter of 2014.

The effective income tax rate for the second quarter of 2014 was 23.4%, which was lower than the prior quarter primarily due to a reversal of a portion of the state tax valuation allowance.

Cash, cash equivalents, marketable securities and restricted cash totaled $94.1 million as of June 30, 2014, compared to $192.3 million as of December 31, 2013. The reduction in cash was primarily driven by changes in working capital associated with production volume increases and a decrease in customer deposits. The Company’s $50 million revolving credit facility remains undrawn.

Railcars available for lease and inventory on lease totaled $61.3 million at the end of the second quarter of 2014.

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The Company will host a conference call and live webcast on Thursday, August 7, 2014 at 11:00 a.m. (Eastern Daylight Time) to discuss the Company’s second quarter 2014 financial results. To participate in the conference call, please dial (800) 288-8960, Confirmation Number 332631. Interested parties are asked to dial in approximately 10 to 15 minutes prior to the start time of the call. The live audio-only webcast can be accessed at:

Event URL: https://im.csgsystems.com/cgi-bin/confCast

Conference ID#: 332631

If you need technical assistance, call the toll-free AT&T Conference Casting Support Help Line at 1-888-793-6118. Please note that the webcast is listen-only and webcast participants will not be able to participate in the question and answer portion of the conference call. An audio replay of the conference call will be available beginning at 1:00 p.m. (Eastern Daylight Time) on August 7, 2014 until 11:59 p.m. (Eastern Daylight Time) on September 7, 2014. To access the replay, please dial (800) 475-6701. The replay pass code is 332631. An audio replay of the call will be available on the Company’s website within two days following the earnings call.

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FreightCar America, Inc. manufactures a wide range of railroad freight cars, supplies railcar parts, leases freight cars through its JAIX Leasing Company subsidiary and provides railcar maintenance and repairs through its FreightCar Rail Services, LLC subsidiary. FreightCar America designs and builds high-quality railcars, including coal cars, bulk commodity cars, covered hopper cars, intermodal and non-intermodal flat cars, mill gondola cars, coil steel cars and motor vehicle carriers. It is headquartered in Chicago, Illinois and has facilities in the following locations: Cherokee, Alabama; Danville, Illinois; Grand Island, Nebraska; Hastings, Nebraska; Johnstown, Pennsylvania; and Roanoke, Virginia. More information about FreightCar America is available on its website at www.freightcaramerica.com.

This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and customer acceptance of orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

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FreightCar America, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30, 2014	December 31, 2013
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$40,922	$145,506
Restricted cash and restricted certificates of deposit	5,227	7,780
Marketable securities	47,993	38,988
Accounts receivable, net	10,170	4,034
Inventories, net	82,159	66,340
Inventory on lease	25,676	16,955
Other current assets	23,585	6,768
Deferred income taxes, net	11,017	11,017

Total current assets	246,749	297,388

Property, plant and equipment, net	40,207	39,396
Railcars available for lease, net	35,589	36,110
Goodwill	22,128	22,128
Deferred income taxes, net	24,061	19,758
Other long-term assets	2,827	2,939

Total assets	$371,561	$417,719

Liabilities and Stockholders’ Equity
Current liabilities
Account and contractual payables	$38,342	$16,016
Accrued payroll and employee benefits	5,072	3,981
Accrued postretirement benefits	413	413
Accrued warranty	8,158	6,957
Customer deposits	25,961	91,771
Customer advance	18,758	19,037
Other current liabilities	6,025	9,053

Total current liabilities	102,729	147,228
Accrued pension costs	247	845
Accrued postretirement benefits, less current portion	64,217	62,899
Accrued taxes and other long-term liabilities	7,339	4,212

Total liabilities	174,532	215,184

Stockholders’ equity
Preferred stock	—	—
Common stock	127	127
Additional paid in capital	99,311	99,265
Treasury stock, at cost	(30,007)	(30,970)
Accumulated other comprehensive loss	(14,866)	(15,132)
Retained earnings	142,464	149,245

Total stockholders’ equity	197,029	202,535

Total liabilities and stockholders’ equity	$371,561	$417,719

FreightCar America, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(In thousands, except share and per share data)

Revenues	$139,688	$47,109	$195,774	$134,724
Cost of sales	128,634	44,832	187,872	127,478

Gross profit	11,054	2,277	7,902	7,246
Selling, general and administrative expenses	8,678	7,849	17,081	12,280
Gain on sale of railcars available for lease	(4)	(13)	(18)	(27)

Operating income (loss)	2,380	(5,559)	(9,161)	(5,007)

Interest expense and deferred financing costs	(284)	(145)	(570)	(243)
Other income	13	30	41	44

Income (loss) before income taxes	2,109	(5,674)	(9,690)	(5,206)
Income tax provision (benefit)	494	(2,236)	(4,356)	876

Net income (loss)	$1,615	$(3,438)	$(5,334)	$(6,082)

Net income (loss) per common share – basic	$0.13	$(0.29)	$(0.44)	$(0.51)

Net income (loss) per common share – diluted	$0.13	$(0.29)	$(0.44)	$(0.51)

Weighted average common shares outstanding – basic	11,999,750	11,950,652	11,994,667	11,947,058

Weighted average common shares outstanding – diluted	12,091,052	11,950,652	11,994,667	11,947,058

Dividends declared per common share	$0.06	$0.06	$0.12	$0.12

FreightCar America, Inc.

Condensed Segment Data

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(In thousands)
Revenues:
Manufacturing	$128,756	$37,057	$176,758	$114,779
Services	10,932	10,052	19,016	19,945

Consolidated Total	$139,688	$47,109	$195,774	$134,724

Operating Income (Loss):
Manufacturing	$7,433	$(1,014)	$2,399	$1,078
Services	984	1,612	644	2,902
Corporate	(6,037)	(6,157)	(12,204)	(8,987)

Consolidated Total	$2,380	$(5,559)	$(9,161)	$(5,007)

FreightCar America, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
	2014	2013
	(In thousands)
Cash flows from operating activities
Net loss	$(5,334)	$(6,082)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation and amortization	4,945	4,583
Gain on sale of railcars available for lease	(18)	(27)
Other non-cash items	744	(304)
Deferred income taxes	(4,448)	610
Stock-based compensation expense recognized	1,100	1,074
Changes in operating assets and liabilities:
Accounts receivable	(6,136)	1,983
Inventories	(16,135)	(4,637)
Inventory on lease	(8,721)	(16,955)
Other assets	(16,398)	123
Accounts and contractual payables	22,063	(19,746)
Customer deposits and other current liabilities	(65,836)	(12,567)
Other changes in working capital	2,861	(3,875)
Accrued pension costs and accrued postretirement benefits	986	(1,244)

Net cash flows used in operating activities	(90,327)	(57,064)

Cash flows from investing activities

Restricted cash deposits	—	(3,175)
Restricted cash withdrawals	2,553	14,240
Purchase of securities held to maturity	(32,989)	(26,986)
Proceeds from held to maturity securities	24,002	24,000
Proceeds from sale of property, plant and equipment and railcars available for lease	50	41
Purchases of property, plant and equipment	(5,645)	(15,054)

Net cash flows used in investing activities	(12,029)	(6,934)

Cash flows from financing activities

Stock option exercise	126	—
Employee restricted stock settlement	(217)	(60)
Cash dividends paid to stockholders	(1,447)	(1,444)
Customer advance for production of leased railcars	—	19,400
Repayment of customer advance	(690)	—

Net cash flows (used in) provided by financing activities	(2,228)	17,896

Net decrease in cash and cash equivalents	(104,584)	(46,102)
Cash and cash equivalents at beginning of period	145,506	98,509

Cash and cash equivalents at end of period	$40,922	$52,407